Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Battalion Oil Corporation (formerly known as Halcón Resources Corporation) (the “Company”) with respect to the information from our firm’s reserves report dated February 14, 2019, included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2018, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

January 29, 2020

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